Filed Pursuant to Rule 424(b)(3)

Registration No. 333-228126

PROSPECTUS

EQUITRANS MIDSTREAM CORPORATION

1,000,000 shares of Common Stock, without par value

The 1,000,000 shares covered by this prospectus may be acquired by participants in the Equitrans Midstream Corporation (the Company or ETRN) 2018 Long-Term Incentive Plan (the 2018 LTIP), upon the vesting of certain restricted stock awards and restricted stock units (collectively referred to as awards) issued pursuant to the 2018 LTIP. All awards are subject to the terms of the 2018 LTIP and the applicable award agreements.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol ETRN.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any state where offers or sales are not permitted.

The date of this prospectus is August 20, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, relating to the shares of our common stock offered under the 2018 LTIP. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information regarding ETRN, the 2018 LTIP, and the shares of common stock offered under the 2018 LTIP. Before making a decision to invest in shares of common stock, you should carefully read this prospectus, especially the sections entitled “RISK FACTORS” starting on page 3 and “WHERE YOU CAN FIND MORE INFORMATION” on page 17.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company”, “we”, “us”, “our” and similar terms refer to Equitrans Midstream Corporation and its consolidated subsidiaries.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and does not contain all of the information that you should consider before buying our shares in this offering. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3 of this prospectus and all other information, including our consolidated financial statements and the related notes, that are included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

About the Company

The Company, a Pennsylvania corporation, became an independent, publicly-traded company on November 12, 2018.  The Company, through EQM Midstream Partners, LP (NYSE: EQM) (EQM) and its subsidiaries, is one of the largest natural gas gatherers in the U.S. and holds a significant transmission footprint in the Appalachian Basin. The Company’s principal executive office and phone number are:  625 Liberty Avenue, Suite 2000, Pittsburgh, PA 15222, and (412) 395-2688.

About this Offering

This prospectus relates to our offer and sale of up to 1,000,000 shares of our common stock. The 1,000,000 shares covered by this prospectus may be acquired by participants in the Equitrans Midstream Corporation (the Company or ETRN) 2018 Long-Term Incentive Plan (the 2018 LTIP), upon the vesting of certain restricted stock awards and restricted stock units (collectively referred to as awards) issued pursuant to the 2018 LTIP. All awards are subject to the terms of the 2018 LTIP and the applicable award agreements.

The settlement of the awards is not expected to generate any proceeds for the Company.

RISK FACTORS

An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our common stock, please review “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2019, and our Quarterly Report on Form 10-Q for the period ended June 30, 2019, which are incorporated by reference into this prospectus. In addition, please read “Cautionary Statement Regarding Forward-Looking Information” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Disclosures in this prospectus contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and EQM, including guidance regarding EQM’s gathering, transmission and storage and water service revenue and volume growth; projected revenue (including from firm reservation fees) and expenses; the weighted average contract life of gathering, transmission and storage and water services contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water expansion projects); the cost, capacity, timing of regulatory approvals, final design and targeted in-service dates of current projects; the ability of the Mountain Valley Pipeline, LLC (MVP Joint Venture) to satisfy the applicable federal agencies’ land exchange procedures and consummate the land exchange on a timely basis or at all; the ultimate terms, partners and structure of the MVP Joint Venture and ownership interests therein; expansion and integration and optimization projects in EQM’s operating areas and in areas that would provide access to new markets; EQM’s ability to provide produced water handling services and realize expansion and optimization and integration opportunities and related capital avoidance; acquisitions and other strategic transactions, including joint ventures and the completed acquisition of interests in Eureka Midstream Holdings, LLC and Hornet Midstream Holdings, LLC, and EQM’s ability to identify and complete transactions, and effectively integrate transactions (including Eureka Midstream Holdings, LLC and Hornet Midstream Holdings, LLC) into EQM’s operations, and achieve anticipated synergies, system optionality and accretion associated with transactions, including through increased scale; EQM’s ability to access commercial opportunities and new customers for its water services business; credit rating impacts associated with Mountain Valley Pipeline (MVP), customer credit ratings, acquisitions and financings and changes in ETRN’s and EQM’s respective credit ratings; the timing and amount of future issuances of securities; effects of conversion, if at all, of EQM securities; effects of seasonality; expected cash flows and minimum volume commitments (MVCs); capital commitments; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; dividend and distribution amounts and timing, rates and growth; the effect and outcome of pending and future litigation and regulatory proceedings; the effect of commodity prices on EQM’s business; liquidity and financing requirements, including sources and availability; the Company’s and EQM’s and EQM’s subsidiaries’ respective abilities to service debt under, and comply with the covenants contained in, their respective credit agreements; expectations regarding production volumes in EQM’s areas of operations; impacts of the change of control of EQT Corporation; the effects of government regulation and tariffs; and tax position. The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s and EQM’s businesses and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2018 and EQM’s Annual Report on Form 10-K for the year ended December 31, 2018, in each case may be updated by any subsequent Quarterly Reports on Form 10-Q.

Any forward-looking statement speaks only as of the date on which such statement is made and ETRN does not intend to correct or update any forward-looking statement unless required by securities law, whether as a result of new information, future events or otherwise.

You should also consider carefully the statements under the heading “RISK FACTORS” starting on page 3, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. The risks discussed in this prospectus are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

USE OF PROCEEDS

The settlement of the awards is not expected to generate any proceeds for the Company.

PLAN OF DISTRIBUTION

In connection with the separation of EQT Corporation’s midstream business, which was composed of the separately-operated natural gas gathering, transmission and storage and water services of EQT Corporation (EQT), from EQT’s upstream business, which was composed of the natural gas, oil and natural gas liquids development, production and sales and commercial operations of EQT, which occurred on November 12, 2018 (the Separation), outstanding awards granted under EQT’s equity compensation programs (whether held by employees of EQT or the Company or other participants) generally were converted into adjusted awards based on both EQT common stock and the Company common stock, as described under “Description of Award Adjustments.” The portion of the adjusted awards that are based on the Company common stock, which are referred to as “awards” in this prospectus, were granted by the Company under the 2018 LTIP, in accordance with the terms of the employee matters agreement that the Company entered into with EQT in connection with the Separation. The registration statement on Form S-1 of which this prospectus forms a part covers shares of the Company common stock issued pursuant to awards that were granted to individuals who, at the time of the Separation, were no longer employed by or serving on the board of directors of EQT or the Company. The registration statement does not cover any shares of the Company common stock issued pursuant to awards that have been or will be granted to any individual who, upon completion of the Separation, is employed by or serves on the board of directors of either EQT or the Company, or any other awards that the Company may grant under the 2018 LTIP in the future.

DESCRIPTION OF COMMON STOCK

General

Under the Company’s Amended and Restated Articles of Incorporation (the Company Articles), the Company is authorized to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value.

As of June 30, 2019, there are approximately 255,029,578 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. In this prospectus, the Company’s common stock and the Company’s preferred stock are collectively referred to as the Company Stock.

The Company’s Common Stock

Voting Rights

Each share of the Company’s common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee will be elected to the board of directors at a meeting of shareholders if the votes cast “for” such nominee exceed the votes cast “against” such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected.

Dividend Rights

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of the Company’s common stock is entitled to receive any dividends, in cash, securities or property, as the Company’s Board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

Liquidation and Other Rights

In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock will be entitled to share pro rata in all of the Company’s remaining assets available for distribution.

Miscellaneous

The holders of the Company’s common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. Holders of fully paid shares of the Company’s common stock are not subject to any liability for further calls or assessments.

Description of Preferred Stock

Under Pennsylvania law and the Company Articles, the Board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, the Company Articles and the Company’s Amended and Restated Bylaws (the Company Bylaws), the Board is able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

Holders of the Company preferred stock will have no voting rights for the election of directors and have no other voting rights except as the Board may determine pursuant to its authority under the Company Articles with respect to any particular series of the Company preferred stock and except as provided by law.

The particular terms of any series of the Company preferred stock will be set by the Company’s Board for that series of preferred stock. Those terms may include:

•                  the distinctive serial designation of such series;

•                  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

•                  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

•                  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

•                  the preferential amount or amounts payable upon shares of such series in the event of the Company’s voluntary or involuntary liquidation;

•                  the voting rights, if any, of such series;

•                  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of the Company’s securities into which such shares may be converted;

•                  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and

•                  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

While the terms summarized above may generally apply to any shares of preferred stock that the Company may offer, the Company’s Board will include the specific terms of each series of preferred stock in a statement with respect to shares that will be filed with the Pennsylvania Department of State.

Anti-Takeover Effect of the Company’s Governing Documents and Pennsylvania Business Corporation Law

The Company Articles and the Company Bylaws contain a number of provisions relating to corporate governance and to the rights of the Company shareholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.

Required Vote for Amendment of the Company Articles and the Company Bylaws

Except as may be specifically provided to the contrary in any provision in the Company Articles with respect to amendment or repeal of such provision and subject to the voting rights given to a particular series of preferred stock by the Company’s Board, if any, the Company Articles cannot be amended and no provision may be repealed by its shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, unless such amendment has been approved by two-thirds of the Company’s whole Board, in which event (unless otherwise expressly provided in the Company Articles) the Company Articles may be amended and any provision repealed by such shareholder approval as may be specified by law.

The Company’s Board may make, amend and repeal the Company Bylaws with respect to those matters which are not, by statute, reserved exclusively to the Company shareholders, subject to the power of the Company shareholders to change such action. No bylaw may be made, amended or repealed by the Company shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the Company’s Board, in which event (unless otherwise expressly provided in the Company Articles or the Company Bylaws) the Company Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

Preferred Stock

The purpose of authorizing the Company’s Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company’s outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company’s common stock.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

The Company is subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law (PBCL), which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles do not permit shareholder action by partial written consent.

Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an “interested shareholder” (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company’s subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Company’s Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.

Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company’s shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding.

Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company’s directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Company’s Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company’s outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

The Company has opted out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company’s equity securities under certain circumstances).

Advance Notice Requirements

The Company Bylaws require the Company shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company’s annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at the Company’s annual meeting must be in writing and received by the Company’s secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year’s annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and any person or entity on whose behalf the nomination is made and be accompanied by an executed written representation and agreement that includes an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes “against” than “for” the director’s election.

Special Meetings of Shareholders

The Company Bylaws provide that a special meeting of shareholders may be called by the Company’s Board or chief executive officer. The Company shareholders do not have a right to call a special meeting under the Company Bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

Additionally, the PBCL permits an amendment of a corporation’s articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

Exercise of Director Powers Generally

Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. The Company does not currently have a “poison pill.”

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such individual in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

The Company Articles provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director. The Company Bylaws provide for indemnification for current and former directors and officers serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Company Bylaws also permit the advancement of expenses and expressly authorize the Company to carry directors’ and officers’ insurance to protect itself, its directors and officers against some liabilities. The Company Bylaws also provide for indemnification of employees and agents of the Company under certain circumstances.

The limitation of liability and indemnification provisions in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any the Company directors or officers for which indemnification is sought.

Exclusive Forum

The Company Bylaws provide that, unless the Company otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which the registered office of the Company is located, is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company shareholders, any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the PBCL or the Company Articles or the Company Bylaws or any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine.

Authorized but Unissued Shares

Subject to applicable law and stock exchange rules, the Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

The Company’s common stock is listed on the NYSE under the ticker symbol ETRN.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Phone: 800-937-5449

E-mail: Info@astfinancial.com

Website: www.astfinancial.com

DESCRIPTION OF AWARD ADJUSTMENTS

The employee matters agreement provided for the adjustment of outstanding awards granted under EQT’s equity compensation programs in connection with the distribution of 80.1% of the then outstanding shares of common stock, no par value, of the Company to EQT shareholders of record as of the close of business on November 1, 2018 (the Distribution) on the terms described below. Except as described below, the adjusted awards are generally subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original EQT award immediately before the Distribution.

Treatment of Equity Based Compensation

Stock Options

Each outstanding option to purchase shares of EQT common stock (other than those held by former employees) was converted into an award of options to purchase both shares of EQT common stock and shares of the Company’s common stock. Each outstanding option to purchase shares of EQT common stock held by a former employee remains an award of options to purchase shares of EQT common stock only. The number of shares and exercise prices of each option award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original EQT stock option as measured immediately before and immediately after the Distribution, subject to rounding. The adjusted stock options are subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original EQT stock options immediately before the Distribution.

Time-Vesting Restricted Stock, Restricted Stock Units and Deferred Stock Awards

Each outstanding time-vesting award of EQT restricted stock, restricted stock units and deferred stock units (including awards granted pursuant to EQT’s Value Driver Performance Share Unit Program for 2017) was converted into an award in respect of both shares of EQT common stock and shares of the Company’s common stock. The number of shares of EQT common stock subject to each award is the same as the number subject to the award prior to the Distribution, while the number of shares of the Company’s common stock subject to the award was determined based on the number of the Company shares distributed per EQT share in the Distribution. The adjusted awards are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original EQT awards immediately before the Distribution.

Performance-Based Awards

Each outstanding award of EQT restricted stock units granted pursuant to EQT’s Incentive Performance Share Unit Program for 2016, 2017 or 2018 or EQT’s Value Driver Performance Share Unit Program for 2018 was converted into an award in respect of both shares of EQT common stock and shares of the Company’s common stock. The number of shares of EQT common stock subject to each award is the same as the number subject to the award prior to the Distribution, while the number of shares of the Company’s common stock subject to the award was determined based on the number of the Company shares distributed per EQT share in the Distribution. The adjusted awards are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original EQT awards immediately before the Distribution, except that:

•                  For awards granted pursuant to EQT’s Incentive Performance Share Unit Program for 2018, one-third of the total number of shares subject to the awards was earned based on actual performance as of December 31, 2018, after which date such portion of the awards is subject to solely time-based vesting, and two-thirds of the total number of shares subject to the awards will be earned based on new performance goals established following the Distribution; and

•                  For awards granted pursuant to EQT’s Value Driver Performance Share Unit Program for 2018, (a) the EBITDA-based performance goal was deemed satisfied as of the Distribution, and the satisfaction of the business unit value drivers and any other applicable performance goals was determined based actual performance as of December 31, 2018 (in the case of awards denominated in respect of EQT common stock) or September 30, 2018 (in the case of awards denominated in respect of Company common stock), and (b) one-half of the award vested on December 31, 2018 and one-half of the award will vest on December 31, 2019.

EQUITRANS MIDSTREAM CORPORATION 2018 LONG-TERM INCENTIVE PLAN

The Company has adopted the 2018 Long-Term Incentive Plan (the 2018 LTIP) with the terms set forth below. This summary is qualified in its entirety by reference to the full text of the 2018 LTIP, which is filed as Exhibit 10.24 to the registration statement on Form S-1, of which this prospectus forms a part.

Purpose and Eligibility

The purpose of the 2018 LTIP is to assist the Company in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Company.

Active employees of the Company or any affiliate and non-employee directors of the Company are eligible to receive awards under the 2018 LTIP. In addition, individuals who received Company equity awards in connection with the adjustment of EQT equity awards upon the Distribution are also participants in the 2018 LTIP with respect to such Company equity awards (Assumed Awards). See “Treatment of Equity-Based Compensation” for additional information.

Shares Available for Awards

The aggregate number of shares of the Company’s common stock that may be issued under the 2018 LTIP is 35,000,000 shares, subject to proportionate adjustment in the event of stock splits and similar events. Such shares may be used for all forms of awards under the 2018 LTIP, including Assumed Awards. Shares underlying stock options and stock appreciation rights will count as one share, and shares underlying all other stock-settled awards will count as two shares, against the number of shares available for issuance under the 2018 LTIP. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash or property other than shares, will again become available for future grants of awards under the 2018 LTIP. The following will not be used to replenish the plan share reserve: (i) shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, (ii) shares delivered or withheld to pay the exercise price of a stock option, (iii) shares retained by the Company upon the net settlement of a stock option or stock appreciation right, and (iv) shares repurchased on the open market with the proceeds of option exercises. No awards may be granted under the 2018 LTIP after the Company’s annual meeting of shareholders in 2028.

Administration

Except in the case of awards to non-employee directors of the Company, the 2018 LTIP is administered by the Company’s Management Development and Compensation Committee or such other committee of the Company’s Board as may be designated by the Board to administer the 2018 LTIP. Each member of such committee must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an independent director under the NYSE listing standards. In the case of awards to non-employee directors, the 2018 LTIP is administered by the Company’s Board. The term “Committee” is used herein to refer to the Company’s Management Development and Compensation Committee in the case of awards to employees or the Company’s Board in the case of awards to non-employee directors.

The Committee has full authority, in its discretion, to interpret the 2018 LTIP and to determine the persons who will receive awards and the number of shares to be covered by each award.

Permissible Awards

The 2018 LTIP authorizes the granting of awards in any of the following forms:

•                  market-priced stock options to purchase shares of Company common stock, which may be designated under the Internal Revenue Code (Code) as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors), and the term of which may not exceed ten years (other than nonstatutory options granted to participants outside the United States);

•                  stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date), and the term of which may not exceed ten years (other than stock appreciation rights granted to participants outside the United States);

•                  restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

•                  restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

•                  performance awards, which represent restricted stock or a right to receive cash, shares of common stock or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;

•                  dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of common stock underlying an award other than a stock option or stock appreciation right, provided that no dividends equivalents shall be paid before the underlying award vests;

•                  other equity-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of common stock or equity of the Company’s affiliates, including unrestricted stock grants, purchase rights or other rights or securities that are convertible or exchangeable into shares of common stock or equity of the Company’s affiliates; and

•                  cash-based awards, including performance-based annual incentive awards.

Limitations on Individual Awards

Subject to the adjustment provisions of the 2018 LTIP in the case of stock splits and similar events, the following limits apply with respect to individual awards:

•                  The maximum number of shares of the Company’s common stock for which stock options or stock appreciation rights may be granted under the 2018 LTIP to any single participant in any calendar year is 1,500,000 shares.

•                  The maximum amount that may be earned by any single participant in any calendar year for performance awards granted under the 2018 LTIP is 800,000 shares (or an equivalent value if paid in cash). For purposes of applying these limits in the case of multi-year performance periods, the number of shares deemed earned in any calendar year is the total amount paid or shares earned for the performance period divided by the number of calendar years in the performance period. In applying this limit, the amount of any cash or the fair market value or number of any shares or other property earned by a participant shall be measured as of the close of the final year of the performance period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the participant may occur in a subsequent calendar year or years.

•                  The maximum aggregate number of shares of the Company’s associated with any award granted under the 2018 LTIP to any single non-employee director of the Company in any calendar year is 50,000 shares.

•                  The foregoing individual limits are not applicable awards originally granted under an equity incentive plan of EQT that were assumed by the 2018 LTIP in connection with the Separation and Distribution.

Limitations on Vesting Provisions

No award may have a vesting period of less than one year from the date of grant, except that up to 1,750,000 shares of the Company’s common stock may be granted pursuant to awards with no minimum vesting period.

Anti-Dilution Adjustments

In the event of a transaction between the Company and its shareholders that causes the per share value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee must make such adjustments to the 2018 LTIP and awards as it deems to be necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2018 LTIP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. The Committee also has discretion to make certain other adjustments to outstanding awards in the event of corporate events or transactions, such as a determination that awards will be settled in cash rather than shares, that awards will become vested or that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction and the like.

Treatment of Awards Upon a Change of Control

Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a change of control of the Company (as defined in the 2018 LTIP):

Double Trigger Vesting. With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change of control, if within two years after the effective date of the change of control, a participant’s employment is terminated due to death or “disability” or without “cause” or, to the extent applicable, the participant resigns for “good reason” (as such terms are defined in the 2018 LTIP), then:

•                  all of the participant’s outstanding stock options and stock appreciation rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

•                  all time-based vesting restrictions on the participant’s outstanding awards will lapse as of the date of termination; and

•                  all performance criteria and other conditions to payment of the participant’s outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the applicable performance period, and payment of such awards on that basis will be made within 30 days after the end of the performance period.

Single Trigger Vesting. Upon the occurrence of a change of control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change of control:

•                  all outstanding stock options and stock appreciation rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

•                  all time-based vesting restrictions on outstanding awards will lapse; and

•                  all performance criteria and other conditions to payment of outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control (or as of the time of the change of control, in the case of performance awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such awards on that basis will be made at the time of the change of control.

If an award is subject to Code Section 409A, the award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Prohibition on Repricing

Except as provided in the anti-dilution provisions of the 2018 LTIP, outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior approval of the Company’s shareholders. The exchange of an “underwater” stock option or stock appreciation right (i.e., a stock option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and would, therefore, require the prior approval of the Company’s shareholders.

Limitations on Transfer; Beneficiaries

No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Company, or be subject to any lien, obligation or liability of the participant to any person other than the Company or an affiliate of the Company. Except to the extent otherwise determined by the Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution.

Beneficiaries, guardians, legal representatives and other persons claiming rights under the 2018 LTIP from or through any participant are subject to all of the terms and conditions of the 2018 LTIP and any award agreement thereunder as well as any additional restrictions deemed to be necessary or appropriate by the Committee.

Termination and Amendment

The Company’s Board may amend, suspend or terminate the 2018 LTIP at any time, except that no amendment, suspension or termination may be made without the approval of the Company’s shareholders if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Company’s common stock may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2018 LTIP or modifies the requirements for participation under the 2018 LTIP, or if the Company’s Board in its discretion determines that obtaining such shareholder approval is for any reason advisable. Without the consent of a Participant, no such action may materially and adversely affect the rights of a Participant under an award previously granted to such Participant. Without the prior approval of the Company’s shareholders, the 2018 LTIP may not be amended to permit the repricing of stock options or stock appreciation rights, directly or indirectly.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2018 LTIP based on existing U.S. federal income tax laws as of the date of this registration statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon as, tax guidance for participants in the 2018 LTIP. It does not describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to the tax laws and/or your personal tax characteristics could alter the tax consequences described below.  Therefore, any participant should consult his or her own tax advisor concerning the tax consequences of the 2018 LTIP and participation therein.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain or loss realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain or loss if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the holding period requirement). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale).  If a loss is recognized, there will be no ordinary income.

The balance of the realized gain, if any, will be capital gain. The Company will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to any applicable restrictions under the Code.

Non-Qualified Options. The grant of a non-qualified stock option will not be a taxable event for the participant or the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have a taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. The grant of a stock appreciation right will not be a taxable event for the participant or the Company. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock/Stock Awards. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions, if such election is made no later than 30 days after the date of grant. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value at the time ordinary income is recognized, will generally be taxed as capital gain or loss. Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units, Other Equity-Based Awards and Cash-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the award of restricted stock units, other equity-based awards and cash-based awards will have no federal income tax consequences for the participant or the Company. Generally, the payment of the award is taxable to a participant as ordinary income. If the participant is an employee, such ordinary income general is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value at the time ordinary income is recognized, will generally be taxed as capital gain or loss. Subject to any applicable restrictions under the Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the Company and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. We post on our public website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You can access this information on our website at www.equitransmidstream.com by clicking on “Investors” on the main page and then on “SEC Filings”.

This registration statement and our other SEC filings are also available on the Internet website maintained by the SEC at www.sec.gov.

Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus unless specifically referred to in the section below entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

You should rely only on the information contained in this prospectus and the registration statement or specifically incorporated by reference. The Company has not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate information into this prospectus by reference to documents that we have filed with the SEC.  This means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

The following documents filed with the Commission pursuant to the Exchange Act by the Company are incorporated in this prospectus and registration statement by reference and shall be deemed to be a part hereof:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on February 14, 2019;

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed on April 30, 2019

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended and June 30, 2019 filed on July 30, 2019;

•                  The Company’s Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Shareholders filed on April 26, 2019;

•                  the Company’s Current Reports on Form 8-K filed on January 10, 2019, January 22, 2019, February 8, 2019, February 14, 2019 (Item 1.01), February 22, 2019, March 15, 2019, March 19, 2019, April 1, 2019, April 10, 2019, June 12, 2019, June 18, 2019, July 15, 2019, and August 19, 2019, (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein); and

•                  the description of the Company’s common stock contained in the Company’s Registration Statement on Form 10 initially filed with the Commission on August 10, 2018, as amended by Amendment No. 1 filed on September 25, 2018, Amendment No. 2 filed on October 18, 2018 and Amendment No. 3 filed on October 24, 2018.

We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. You may request a copy of the documents incorporated by reference in this prospectus, including exhibits to these documents, orally or in writing, and they will be provided to you at no cost, by contacting:

Equitrans Midstream Corporation

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

Attn: Corporate Secretary

Telephone: (412) 395-2688

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by McGuireWoods LLP.

EXPERTS

The consolidated financial statements of Equitrans Midstream Corporation (including its Predecessor) appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.